QuickLinks -- Click here to rapidly navigate through this document

        Exhibit 3

Consent of Independent Auditors

        We consent to the inclusion in Tesma International Inc.'s Annual Report on Form 40-F of our audit report dated February 16, 2004, on the consolidated balance sheets of Tesma International Inc. as at December 31, 2003 and 2002, and the consolidated statement of income, retained earnings and cash flows for the year ended December 31, 2003, the five-month period ended December 31, 2002 and for each of the years in the two-year period ended July 31, 2002, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Toronto, Canada	/s/ Ernst & Young LLP
May 17, 2004	Chartered Accountants

8

QuickLinks

Consent of Independent Auditors